Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS $0.81 IN DILUTED EPS FOR THE MARCH QUARTER

Company Reiterates Fiscal Year 2012 EPS Guidance Range of $2.74 to $2.84

VALLEY FORGE, PA, April 26, 2012 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2012 second quarter, ended March 31, 2012, diluted earnings per share were $0.81, a 5.2 percent increase.  Revenue in the quarter was $20.1 billion, up 1.6 percent.  The Company also reiterated its expectations for fiscal year 2012 diluted earnings per share in the range of $2.74 to $2.84.  All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

•                  Revenue of $20.1 billion, up 1.6 percent.

•                  Diluted earnings per share of $0.81, a 5.2 percent increase.

•                  Operating expense ratio of 1.63 percent, flat.

•                  Operating income of $368.1 million, up 0.8%, net of $9.0 million in employee severance and acquisition related transaction costs.

•                  Cash Flow from Operations of $236.4 million.

•                  Share repurchases of $200.5 million.

Fiscal First Six Months Highlights

•                  Revenue of $40.4 billion, a 2.0 percent increase.

•                  Diluted earnings per share of $1.42, a 6.0 percent increase.

•                  Operating expense ratio of 1.57 percent, a 1 basis point decline.

•                  Operating income of $653.0 million, a 1.7 percent increase.

•                  Cash Flow from Operations of $668.1 million.

•                  Share repurchases of $328.5 million.

“I am pleased to report very solid results for our second fiscal quarter and for the first half of our fiscal year,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “We overcame a challenging comparison with the prior year, we continued to demonstrate tremendous expense and working capital discipline, and our balance sheet remains strong, giving us outstanding financial flexibility.  The integration of our recent acquisitions is progressing well, and we are on track to meet our objectives for the year.  We expect to complete our $520 million acquisition of World Courier Group by the end of April, and we are excited to welcome their 2,500 associates to AmerisourceBergen, and to explore the possibilities of extending our capabilities in select international markets.”

Results Highlights

•                  Revenue:  Revenue was $20.1 billion in the second quarter of fiscal 2012, a 1.6 percent increase over the same quarter in the previous fiscal year, driven by a 6 percent increase in AmerisourceBergen Specialty Group (ABSG) revenue.  As expected, AmerisourceBergen Drug Corporation (ABDC) revenue was relatively flat in comparison to the prior year quarter.  Strong performance in third party logistics and our vaccine and physician office distribution business in ABSG, and solid performance in the institutional segment in ABDC was offset by the previously announced loss of a large retail customer.  Recent acquisitions, particularly TheraCom, contributed 0.9 percent of revenue growth in the quarter.

•                  Gross Profit:  Gross profit in the fiscal 2012 second quarter was $695.1 million, a 1.1 percent increase over the year-ago same period, driven by solid performance in generic pharmaceuticals and contributions from our recent acquisitions, which offset a reduced contribution from specialty generics compared to the same period in the prior year.  Gross profit as a percentage of revenue decreased 2 basis points to 3.46 percent over the same period in the previous year.  The LIFO charge in the fiscal 2012 second quarter was $3.6 million compared with a $13.5 million charge in the previous year’s second quarter.

•                  Operating Expenses:  For the second quarter of fiscal 2012, operating expenses were $327.0 million compared with $322.1 million in the prior fiscal year’s second quarter, a 1.5 percent increase.  The increase in operating expenses was driven by $9.0 million in employee severance and acquisition-related transaction costs, the operating expenses of our recently acquired companies, and increased depreciation and amortization expenses, which was offset in large part by a significant improvement in distribution, selling and administrative expenses.  Operating

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expenses as a percentage of revenue in the fiscal second quarter of 2012 were 1.63 percent, which was flat compared to the same period in the previous fiscal year.

•                  Operating Income:  In the fiscal 2012 second quarter, operating income increased 0.8 percent to $368.1 million, due to the increase in gross profit.  Operating income as a percentage of revenue decreased 2 basis points to 1.83 percent in the period compared with the previous year’s second quarter.

•                  Tax Rate:  The effective tax rate for the second quarter of fiscal 2012 was 38.4 percent, compared to 38.1 percent in the previous fiscal year’s second quarter.  We continue to expect our normalized effective tax rate to be approximately 38.4 percent.

•                  Earnings Per Share:  Diluted earnings per share were up 5.2 percent to $0.81 in the second quarter of fiscal 2012 compared to $0.77 in the previous fiscal year’s second quarter.  While net income decreased 1.1%, earnings per share growth was achieved due to the reduction in diluted average shares outstanding.

•                  Shares Outstanding:  Diluted average shares outstanding for the second quarter of fiscal year 2012 were 262.4 million, down 17.4 million shares from the previous fiscal year’s second quarter due primarily to share repurchases, net of option exercises over the last twelve months.

Update on Medco Contract

Following the closing of the merger of Express Scripts, Inc. and Medco Health Solutions, Inc. in April 2012, we amended our existing Medco agreement to provide for the contract to end upon the award and implementation of one or more new pharmaceutical distribution agreements for the newly combined business.  Express Scripts has issued an RFP for the combined business, and anticipates that the new contract or contracts will begin on October 1, 2012.  We will participate fully in the competitive RFP process, and it is our intent to pursue the opportunity to retain or grow the business under a new contract.  The amendment to our existing agreement will have no impact on our fiscal 2012.

Fiscal Year 2012 Expectations

“Looking ahead, the Company continues to expect diluted earnings per share in fiscal year 2012 to be in the range of $2.74 to $2.84,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer.  “We continue to expect flat to modest revenue growth; and we now expect operating margin growth in the high single-digit basis points range.  We

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have increased our expectation for free cash flow to be in the range of $800 million to $900 million, which includes capital expenditures now expected to be in the $200 million range.  Finally, we have increased our expectations for share repurchases, and we now expect to spend approximately $500 million to repurchase our common shares in fiscal year 2012, subject to market conditions.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on April 26, 2012.  Participating in the conference call will be:  Steven H. Collis, President and Chief Executive Officer; and Tim G. Guttman, Vice President, Corporate Controller, and Acting Chief Financial Officer.

To access the live conference call via telephone:

Dial in:  The dial-in number for the live call will be 612-332-0530.  No access code is needed.

To access the live webcast:

Go to the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. April 26, 2012 until 11:59 p.m. May 3, 2012.  The Webcast replay will be available for 30 days.

To access the telephone replay from within the US, dial 800-475-6701.  From outside the US, dial 320-365-3844.  The access code for the replay is 243852.

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

Upcoming Conferences:

AmerisourceBergen management will be presenting at the Bank of America Merrill Lynch 2012 Healthcare Conference in Las Vegas, Nevada on May 17, 2012, and at the Goldman Sachs 33rd Annual Global Healthcare Conference on June 6, 2012 in Rancho Palos Verde, California.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service

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solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three		Three
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$20,071,271	100.00%	$19,760,257	100.00%	1.6%

Cost of goods sold	19,376,146		19,072,921		1.6%

Gross profit	695,125	3.46%	687,336	3.48%	1.1%

Operating expenses:
Distribution, selling and administrative	284,638	1.42%	296,132	1.50%	-3.9%
Depreciation and amortization	33,359	0.17%	25,955	0.13%	28.5%
Employee severance, litigation and other (1)	9,027	0.04%	—	—%
Total operating expenses	327,024	1.63%	322,087	1.63%	1.5%

Operating income	368,101	1.83%	365,249	1.85%	0.8%

Other income	(131)	—%	(142)	—%

Interest expense, net	23,906	0.12%	19,056	0.10%	25.5%

Income before income taxes	344,326	1.72%	346,335	1.75%	-0.6%

Income taxes	132,221	0.66%	131,954	0.67%	0.2%

Net income	$212,105	1.06%	$214,381	1.08%	-1.1%

Earnings per share:
Basic	$0.82		$0.78		5.1%
Diluted	$0.81		$0.77		5.2%

Weighted average common shares outstanding:
Basic	258,162		274,319
Diluted (2)	262,363		279,766

(1) Includes $6.1 million of employee severance costs and $2.9 million of acquisition costs related to business combinations.

(2) Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six		Six
	Months Ended		Months Ended
	March 31,	% of	March 31,	% of	%
	2012	Revenue	2011	Revenue	Change

Revenue	$40,431,916	100.00%	$39,648,866	100.00%	2.0%

Cost of goods sold	39,143,698		38,381,298		2.0%

Gross profit	1,288,218	3.19%	1,267,568	3.20%	1.6%

Operating expenses:
Distribution, selling and administrative	558,503	1.38%	574,165	1.45%	-2.7%
Depreciation and amortization	64,114	0.16%	51,388	0.13%	24.8%
Employee severance, litigation and other (1)	12,586	0.03%	—	—%
Total operating expenses	635,203	1.57%	625,553	1.58%	1.5%

Operating income	653,015	1.62%	642,015	1.62%	1.7%

Other income	(132)	—%	(1,809)	—%

Interest expense, net	46,497	0.12%	38,200	0.10%	21.7%

Income before income taxes	606,650	1.50%	605,624	1.53%	0.2%

Income taxes	232,429	0.57%	230,743	0.58%	0.7%

Net income	$374,221	0.93%	$374,881	0.95%	-0.2%

Earnings per share:
Basic	$1.45		$1.36		6.6%
Diluted	$1.42		$1.34		6.0%

Weighted average common shares outstanding:
Basic	258,316		274,980
Diluted (2)	262,729		280,247

(1) Includes $6.1 million of employee severance costs and $6.5 million of acquisition costs related to business combinations.

(2) Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,327,094	$1,825,990
Accounts receivable, net	3,868,647	3,837,203
Merchandise inventories	5,354,338	5,466,534
Prepaid expenses and other	53,562	87,896
Total current assets	11,603,641	11,217,623

Property and equipment, net	803,419	772,916
Other long-term assets	3,237,976	2,992,132

Total assets	$15,645,036	$14,982,671

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,249,766	$9,202,115
Current portion of long-term debt	392,164	392,089
Other current liabilities	1,273,070	1,260,916
Total current liabilities	10,915,000	10,855,120

Long-term debt, less current portion	1,489,971	972,863

Other long-term liabilities	293,590	287,830

Stockholders’ equity	2,946,475	2,866,858

Total liabilities and stockholders’ equity	$15,645,036	$14,982,671

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six	Six
	Months Ended	Months Ended
	March 31,	March 31,
	2012	2011

Operating Activities:
Net income	$374,221	$374,881
Adjustments to reconcile net income to net cash provided by operating activities	130,490	141,486
Changes in operating assets and liabilities	163,413	60,837
Net cash provided by operating activities	668,124	577,204

Investing Activities:
Capital expenditures	(88,198)	(93,773)
Cost of acquired companies, net of cash acquired	(257,658)	—
Net cash used in investing activities	(345,856)	(93,773)

Financing Activities:
Net borrowings (repayments)	514,208	(1,905)
Purchases of common stock	(328,504)	(255,120)
Exercises of stock options	71,084	89,369
Cash dividends on common stock	(67,429)	(55,271)
Debt issuance costs and other	(10,523)	(6,250)
Net cash provided by (used in) financing activities	178,836	(229,177)

Increase in cash and cash equivalents	501,104	254,254

Cash and cash equivalents at beginning of period	1,825,990	1,658,182

Cash and cash equivalents at end of period	$2,327,094	$1,912,436